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                                                                   EXHIBIT O(1)

                               MULTIPLE CLASS PLAN
                             PURSUANT TO RULE 18f-3

                                       FOR

                                SEIX FUNDS, INC.

      WHEREAS, Seix Funds, Inc. (the "Fund") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

      WHEREAS, the Fund desires to adopt a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to the Fund and each of its Portfolios listed on Appendix A (the "Portfolios" or each "Portfolio"); and

      WHEREAS, the Fund, on behalf of the Portfolios, intends to enter into Sales Agreements and other distribution or shareholder servicing agreements ("Agreements") with various service organizations ("Service Organizations") either directly or through the distributor of the Shares of the Fund, pursuant to which the Service Organization will make available or service Shares or will offer Shares for sale to the public; and

      WHEREAS, the Fund employs Seix Investment Advisors Inc. (the "Adviser") as its investment manager and adviser and the distributor of the securities of which it is the issuer, ("the Distributor").

      NOW, THEREFORE, the Fund hereby adopts the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

      1. FEATURES OF THE CLASSES. The Fund's Portfolios issue shares of common stock in two classes: "Class I Shares" and "Class P Shares" (each a "Class" and collectively, the "Classes"). Shares of each Class of a Portfolio shall represent an equal pro rata interest in a Portfolio and, generally, shall have identical voting, dividend, distribution, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each Class shall have a different designation; (b) each Class of shares shall bear any Class Expenses, as defined in Section 3 below; and (c) each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangements and each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of the other Class. In addition, Class I shares of a Portfolio shall have the features described in Sections 3, 4 and 5 below, and Class P shares of a Portfolio shall have the features described in Sections 2, 3, 4 and 5 below.

      2. DISTRIBUTION PLAN. The Portfolios have adopted a Services and Distribution Plan (the "Plan") with respect to the Class P shares of a Portfolio pursuant to Rule 12b-1 promulgated under the Act. The Plan authorizes a Portfolio to pay (i) a service fee to the Distributor or pay such fee directly to a Service Organization in accordance with the Fund's distribution agreement for service activities at such rates as detailed in the Plan, and (ii) a distribution fee to the Distributor for distribution services at such rates as detailed in the Plan and further authorizes the Distributor to make service payments and distribution assistance payments to brokers, financial institutions and other financial intermediaries

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("payee(s)") in respect of Class P shareholder accounts for which a payee has performed service activities and/or rendered distribution services. The Class I shares do not participate in the Plan.

      3. ALLOCATION OF INCOME AND EXPENSES. (a) The gross income of a Portfolio shall, generally, be allocated to each Class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each Class of a Portfolio. These expenses include:

           (1) Expenses incurred by the Fund (for example, fees of Directors, auditors and legal counsel) not attributable to a particular portfolio of the Fund ("Fund Level Expenses"); and

           (2) Expenses incurred by a Portfolio not attributable to either Class of a Portfolio's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of a Portfolio's assets) ("Portfolio Expenses").

      (b) Expenses attributable to one of the Classes ("Class Expenses") shall be limited to: (i) payments made pursuant to a distribution plan and/or a service plan; (ii) transfer agent fees attributable to a specific Class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific Class; (iv) Blue Sky registration fees incurred by a Class; (v) SEC registration fees incurred by a Class; (vi) the expense of administrative personnel and services to support the shareholders of a specific Class; (vii) litigation or other legal expenses relating solely to one Class; and (viii) directors' fees incurred as a result of issues relating to one Class. Expenses in category (i) above must be allocated to the Class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a Class but only if the President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.

      Therefore, expenses of a Portfolio shall be apportioned to each Class of shares depending on the nature of the expense item. Fund Level Expenses and Portfolio Expenses will be allocated among the Classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular Class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a Class, it shall be charged to a Portfolio for allocation among the Classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one Class of shares shall not be so allocated until approved by the Board of Directors of the Company in light of the requirements of the Act and the Internal Revenue Code of 1986, as amended.

      4. EXCHANGE PRIVILEGES. There shall be no exchange privileges associated with either of the Classes of shares of a Portfolio.

      5. CONVERSION FEATURES. There shall be no conversion features associated with either of the Classes of shares of a Portfolio.

      6. QUARTERLY AND ANNUAL REPORTS. The Directors shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular Class of shares

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will be used to justify any distribution or servicing fee or other expenses charged to that Class. Expenditures not related to the sale or servicing of a particular Class shall not be presented to the Directors to justify any fee attributable to that Class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Directors in the exercise of their fiduciary duties.

      7. WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be waived or reimbursed by any adviser to a Portfolio or any other provider of services to a Portfolio without the prior approval of the Fund's Board of Directors.

      8. EFFECTIVENESS OF PLAN. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Fund and
(b) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan.

      9. MATERIAL MODIFICATIONS. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 8 hereof.



Adopted: June 1999

Amended: September 20, 2001

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                                    APPENDIX A


                          SEIX AGGREGATE FIXED INCOME FUND
                         SEIX INTERMEDIATE FIXED INCOME FUND
                                SEIX HIGH YIELD FUND
                              SEIX LIMITED DURATION FUND








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